Exhibit 99.1

Colfax Completes Sale of Air & Gas Handling Business

Annapolis Junction, MD, September 30, 2019 - Colfax Corporation (“Colfax”) (NYSE: CFX), a leading diversified industrial technology company, today announced it completed the sale of its Air & Gas Handling business to an affiliate of KPS Capital Partners, LP for an aggregate consideration of $1.8 billion. The cash proceeds, net of transaction expenses and estimated taxes, of approximately $1.6 billion will be used to pay down debt.

“Colfax has built a much stronger portfolio - less cyclical, higher margin, and with more stable cash generation and an attractive long-term growth outlook,” said Matt Trerotola, Colfax President and CEO. “This is a terrific foundation on which to drive continuous improvement and compound our results by investing in innovation and attractive acquisitions.”

ABOUT COLFAX CORPORATION

Colfax Corporation is a leading diversified technology company that provides orthopedic care and fabrication technology products and services to customers around the world principally under the DJO and ESAB brands. Colfax believes that its brands are among the most highly recognized in each of the markets that it serves. Colfax is traded on the NYSE under the ticker “CFX.” Additional information about Colfax is available at www.colfaxcorp.com.

Investor Contact:

Terry Ross, Vice President
Colfax Corporation
+1 (301) 323-9090
investorrelations@colfaxcorp.com